Exhibit 99.1

Contact:	Jennifer Good	Caroline Gentile/Jim Fingeroth
	Senior Vice President and	Kekst and Company
	Chief Financial Officer	(212) 521-4800
(203) 796-3701
(877) 736-9378

FOR IMMEDIATE RELEASE

PENWEST REPORTS FOURTH QUARTER AND YEAR END 2003 FINANCIAL RESULTS

Danbury, CT, February 19, 2004 — Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today announced its results for the fourth quarter and year ended December 31, 2003.

2003 was the first year in which the Company operated its drug delivery business on a stand-alone basis following the sale of its excipient business in February 2003. The results therefore reflect the steps it is taking to build a drug product portfolio in which the Company will have an increased ownership interest in its products. This strategy involves increased spending on the development of drugs, increased spending on drug delivery technologies and an increased investment in the Company’s market research capabilities.

Fourth Quarter

Total revenues for the fourth quarter of 2003 were $1.2 million, compared with $1.5 million in the fourth quarter in 2002. Revenues in both periods were generated primarily from royalties on sales by Mylan Pharmaceuticals of 30 mg generic Procardia XL®. Royalties increased in the fourth quarter of 2003 over the fourth quarter of 2002 primarily due to strong sales in the quarter by Mylan of generic Procardia XL. However, there were no revenues from sales of formulated bulk TIMERx in the fourth quarter of 2003 compared to $268,000 in the fourth quarter of 2002. This decrease was primarily due to the timing of a shipment to a European customer that did not occur until the first quarter of 2004.

Net loss for the fourth quarter of 2003 was $7.8 million, or a $0.42 loss per share, compared to a net loss of $3.0 million, or a $0.19 loss per share, in the fourth quarter of 2002. The Company’s loss from continuing operations for the fourth quarter of 2003 was $8.2 million or a $0.44 loss per share, compared with a loss from continuing operations of $3.2 million, or a $0.21 loss per share, in the fourth quarter of 2002.

Selling, general and administrative expenses for the fourth quarter of 2003 were $2.6 million, compared with $1.9 million for the fourth quarter of 2002, an increase of $691,000. This increase is primarily attributable to increased professional fees associated with the Company’s strategic review of its product pipeline, increased incentive compensation of $208,000 in the fourth quarter of 2003 versus a benefit of $144,000 in the fourth quarter of 2002 as a result of a $317,000 accrual reversal in the fourth quarter of 2002, and increased rent expense related to the leasing of office space. The increase also reflects certain selling, general and administrative overhead expenses being fully absorbed in continuing operations during the fourth quarter of 2003, which expenses were previously allocated between continuing operations and discontinued operations in the fourth quarter of 2002. These increases were partially offset by

Penwest’s termination of its participation in the funding of marketing costs related to oxymorphone ER, effective during the second quarter of 2003. This represented a decrease of $196,000 in the fourth quarter of 2003 compared to the fourth quarter of 2002.

Research and development expenses in the fourth quarter of 2003 were $7.0 million, compared with $2.8 million in the fourth quarter of 2002. The $4.2 million increase was primarily due to costs to conduct a pivotal efficacy trial and manufacturing scale-up of PW2101, a hypertension product the Company is developing, and which it is seeking to out-license to a marketing partner.

During the fourth quarter of 2003, the Company reversed $346,000 of income tax accruals to reflect the decreased foreign tax risk that was associated with its former excipient business. In addition, the Company reduced its tax provision on the gain on sale of its excipient business by $51,000. The effect of these adjustments, totaling $397,000 or $0.02 per share, is included in the gain on sale of discontinued operations.

At December 31, 2003, Penwest had $63.9 million in cash and short-term investments, which included net proceeds of $49.3 million from a private placement of common stock in August 2003. The Company intends to use its cash to fund the research, development, marketing and commercialization of its products and technologies, as well as for general corporate purposes.

Tod R. Hamachek, Chairman and Chief Executive Officer of Penwest, said, “Over the past year, we made important advances in Penwest’s overall strategic development. We intensified our focus on expanding our capabilities in the drug development process and took decisive steps to grow our drug development pipeline using our proprietary oral drug delivery technologies.

“During the fourth quarter, Endo Pharmaceuticals, our collaborative partner, received an approvable letter from the FDA for oxymorphone ER, an important step in the process toward launching the product. Endo has stated it expects to meet with the FDA during the first quarter of 2004 to clarify the issues raised in the letter and discuss its responses. We anticipate that Endo will receive information at that meeting about the final path to regulatory approval and whether any additional trials will be required by the Agency. In addition, we reached key milestones on our hypertension product PW2101 during the quarter. We completed a pivotal efficacy trial and anticipate releasing results of this study in the first quarter of 2004. We also expect to file an NDA for this product by the end of the year.”

Full Year

For the year ended December 31, 2003, total revenues were $4.7 million, compared with $5.5 million for the year ended December 31, 2002. Revenues in both periods were generated primarily from royalties on sales by Mylan Pharmaceuticals of 30 mg generic Procardia XL®. Royalties and licensing fees in 2003 decreased $695,000 primarily due to a decline in sales by Mylan of generic nifedipine XL. Product sales were also down $164,000 in 2003 compared to 2002, primarily due to the timing of a shipment to a European customer, as noted previously.

Selling, general and administrative costs in 2003 were $10.4 million, compared with $7.6 million in 2002. This $2.8 million increase was primarily due to increased professional fees associated with the Company’s strategic review of its product pipeline, an increase in rent and lease expense related to office space, and increased personnel cost to support the Company’s business development and market research capabilities. The increase also reflects certain selling, general and administrative overhead expenses that were incurred after February 27, 2003, the date of the sale of the Company’s excipient business, being fully absorbed in continuing operations for the year ended December 31, 2003. These expenses were previously allocated between continuing operations and discontinued operations for the year ended December 31, 2002.

Research and development expenses for 2003 were $20.6 million, compared with $17.0 million for 2002. The increase of $3.6 million was primarily due to the increased development activities with respect to PW2101, as well as an increase in development activities for other products in earlier stages in the Company’s product development pipeline.

Tod Hamachek and Jennifer Good will be holding a conference call today at 10:00 am EST to discuss the Company’s financial results for the fourth quarter and 2003, as well as the financial outlook for 2004. The dial in number for this call is Domestic: (800) 862-9098, International: (785) 424-1051. The conference ID is “Penwest.” The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com.

Penwest Pharmaceuticals

Penwest is a drug development company utilizing proprietary drug delivery technologies to develop drugs internally and with third party collaborators. Penwest’s proprietary controlled release drug delivery technology, TIMERx®, is being utilized in four marketed products, which were developed with collaborators such as Mylan Pharmaceuticals, Sanofi, Merck S.A. and Schering OY, and which have been approved in various countries. In addition, the Company has several products in its pipeline that are in various stages of development.

The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause Penwest’s actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include; dependence on collaborators such as Endo to, among other things, sell products for which the Company receives royalties, file for regulatory approvals, and advance clinical development and commercialization of products; regulatory risks relating to TIMERx drugs in development such as oxymorphone ER, including the timing and outcome of regulatory approval of products and, in the case of oxymorphone ER, risks relating to the ability of Endo to successfully address the requests of the FDA in the approvable letter referred to above and the timing of Endo’s efforts to do so; the ability to enter into additional collaborations; uncertainty of success of collaborations; the timing of clinical trials and whether the results of clinical trials will warrant further clinical trials; actual and potential competition; the need for capital; and other risks as set forth under the caption Certain Factors That May Affect Future Results in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on October 30, 2003, which risk factors are incorporated herein by reference. Penwest disclaims any intention or obligation to update any forward-looking statements.

(Table Follows)

Penwest Pharmaceuticals Co.
Consolidated Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31

	2003	2002	2003	2002

Revenues:
Product sales	$—	$268	$455	$619
Royalties & licensing fees	1,241	1,205	4,223	4,918

Total revenues	1,241	1,473	4,678	5,537
Cost of revenues	14	50	169	170

Gross profit	1,227	1,423	4,509	5,367
Operating Expenses:
Selling, general and administrative	2,555	1,864	10,361	7,568
Research and product development	7,035	2,796	20,590	16,955

Total operating expenses	9,590	4,660	30,951	24,523

Operating loss from continuing operations	(8,363)	(3,237)	(26,442)	(19,156)
Investment income	209	65	476	379
Interest expense	—	62	34	243
Income tax expense	6	8	6	8

Loss from continuing operations	(8,160)	(3,242)	(26,006)	(19,028)
Discontinued Operations:
Earnings from discontinued operations, net of tax expense of $32, $26 and $369, respectively	—	255	177	1,929
Gain on sale of discontinued operations	397	—	9,894	—

Net loss	$(7,763)	$(2,987)	$(15,935)	$(17,099)

Basic and diluted (loss) earnings per common share:
Continuing operations	$(0.44)	$(0.21)	$(1.56)	$(1.23)
Discontinued operations	0.02	0.02	0.60	0.12

Net loss	$(0.42)	$(0.19)	$(0.96)	$(1.11)

Weighted average shares of common stock outstanding	18,339	15,496	16,678	15,462

Other Information

	December 31, 2003	December 31, 2002

Cash and short term investments	$63,893	$3,686	*

*Excludes cash held within assets held for sale

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